PLAN OF MERGER

THIS PLAN OF MERGER, dated the 13th day of May, 2009, is by and between Zhaoheng Hydropower Company, a Nevada corporation (herein sometimes referred to as the “Parent”) with its registered office situated at 1000 East William, Suite 204, Carson City, NV 89701, and Zhaoheng Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands (herein sometimes referred to as “Merger Sub”) (together the "Constituent Companies").

WHEREAS, Parent desires to merge with and into Merger Sub, with Merger Sub continuing as the surviving entity in such merger, upon the terms and subject to the conditions set forth herein.

WHEREAS, Parent was incorporated in Minnesota in January 1984  and re-incorporated on the 13th day of November 2007, under the laws of Nevada.  As of the date set forth above, its authorized capital is 800,000,000 shares of capital stock, consisting of 780,000,000 shares of common stock with a par value of $0.001 per share and 20,000,000 shares of preferred stock with a par value of $0.001 per share. Of the total authorized common stock, 76,640,698 shares are issued and outstanding.

WHEREAS, Merger Sub was incorporated on the 19th day of April 2006, under the laws of the British Virgin Islands.  As of the date set forth above, it is authorized to issue a maximum of 50,000 shares of one class, par value of US$1 per share, of which 1 share is issued and outstanding.  All such shares are held by the Parent.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants, and subject to the conditions herein set forth, the parties agree as follows:

1.           The corporations shall be merged into a single corporation by Parent merging with and into Merger Sub, which shall survive the merger pursuant to the provisions of Section 92A.18 of the Nevada General Corporation Law and Sections 169-174 of the BVI Business Companies Act.  At the effective time of such merger (the “Effective Date”), the effect of the merger shall be as provided in the applicable provisions of the BVI Business Companies Act, the Nevada General Corporation Law and this Plan of Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, the separate corporate existence of Parent shall cease, and Merger Sub shall become the owner, without the necessity of separate transfer of the same, of all the rights, property, privileges, powers and other assets of Parent, and the Merger Sub shall become subject to and responsible for all debts, restrictions, duties, obligations and liabilities of Parent in the same manner as if the Merger Sub had itself incurred them.

2.           The name of the Merger Sub shall be changed to “Zhaoheng Hydropower Limited” upon the effectiveness of the merger.

3.           The Certificate of Incorporation of Merger Sub, and any amendments thereto, shall remain the same and in no way be affected or changed because of the merger; provided, however, that the name of Merger Sub shall be changed as provided in paragraph 2 above.

4.           The form of the Memorandum of Association and Articles of Association annexed hereto shall be the Memorandum and Articles of Association of the Surviving Company, to be effective as soon as the merger becomes effective pursuant to the provisions of section 173 of the BVI Business Companies Act.

5.           The Board of Directors of the Parent, as of the Effective Date, shall be the directors of Merger Sub until their respective successors are elected.

6.           The manner and basis of converting the shares of the Constituent Companies into shares of the Merger Sub shall be as follows:

(a)	The issued and outstanding shares of Merger Sub in existence immediately prior to the Effective Date of the merger shall be cancelled without any repayment of capital in respect thereof.

(b)
Contemporarily with the cancellation of the shares in the Merger Sub in existence immediately prior to the Effective Date as set out in 6(a) above, all shares of stock of Parent shall be canceled by virtue of the merger and without any further action on the part of the Parent and Merger Sub and without any payment of capital in respect thereof upon the merger in consideration of the Merger Sub issuing one fully paid and non-assessable share in the Merger Sub for every four common voting share of Parent stock issued and outstanding immediately prior to the Effective Date.

7.           The Parent and Merger Sub agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada and the Territory of the British Virgin Islands, and that they will cause to be performed all necessary acts within the State of Nevada and the Territory of the British Virgin Islands and elsewhere, to effectuate the merger herein provided.

8.           Except as otherwise provided in any other agreement to the contrary, from time to time after the Effective Date of the merger, the officers and directors of the Parent who were last in office will execute and deliver such deeds and other instruments and will cause to be taken such further actions as will reasonably be necessary in order to vest or perfect in Merger Sub title to and possession of all of the property, interests, assets, rights, privileges, immunities and franchises of the Parent.

This Plan of Merger may be executed in any number of counterparts, with all such counterparts to constitute an original instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Plan of Merger the day and year first above written.

Parent: ZHAOHENG HYDROPOWER COMPANY	Merger Sub: ZHAOHENG INVESTMENT LIMITED
/s/ Guosheng Xu	/s/ Guosheng Xu
Name: Guosheng Xu	Name: Guosheng Xu
Title: Chairman and CEO	Title: Chairman

Signature Page to Plan of Merger